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As filed with the Securities and Exchange Commission on March 2, 2004

Registration No. 333-107170

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6331 (Primary Standard Industrial Classification Code Number)	95-2702776 (IRS Employer Identification No.)

21255 Califa Street
Woodland Hills, California 91367
(818) 713-1000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Stanley R. Zax
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
(818) 713-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

With Copy To:

Jerome L. Coben
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
(213) 687-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY STATEMENT

        This Registration Statement on Form S-3 is a post-effective amendment to the Registrant's Form S-1 Registration Statement orginally filed on July 18, 2003, which was then amended by Amendment No.1 filed on August 7, 2003. Subsequent to the filing of the Registration Statement on Form S-1, the Registrant became eligible to use Form S-3.

Subject to completion, dated March 2, 2004

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$125,000,000

Zenith National Insurance Corp.
5.75% Convertible Senior Notes Due 2023 and
Shares of Common Stock Issuable Upon Conversion of the Notes

        On March 21, 2003, we issued and sold $125,000,000 aggregate principal amount of our 5.75% Convertible Senior Notes due 2023 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

        We will pay interest on the notes on March 30 and September 30 of each year, beginning September 30, 2003. In addition, we will pay contingent interest during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning September 30, 2008, if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes.

        The notes are our senior unsecured obligations and rank equally with our other existing and future obligations that are unsecured and unsubordinated.

        Each $1,000 principal amount of the notes is convertible at the holder's option, into 40 shares of our common stock, par value $1.00 per share (subject to adjustment as described in this prospectus), at any time prior to stated maturity only if (1) the sale price of our common stock reaches specified thresholds, (2) the credit rating of the notes is below a specified level, (3) the notes are called for redemption, or (4) specified corporate transactions have occurred. This conversion rate is equivalent to an initial conversion price of $25.00 per share of our common stock. Upon conversion, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

        We may redeem some or all of the notes for cash on or after March 30, 2008. Each holder may require us to repurchase all or a portion of its notes on March 30, 2010, 2013, 2018, or, subject to specified exceptions, upon our change of control. If required to repurchase notes in any of these events, we may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock.

        Under the terms of the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments.

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "ZNT." The last reported sale price of our common stock on February 27, 2004 was $40.06 per share.

        Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of this prospectus beginning on page 7.

        We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2004.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	7
RATIO OF EARNINGS TO FIXED CHARGES	16
USE OF PROCEEDS	16
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	16
DESCRIPTION OF THE NOTES	17
DESCRIPTION OF CAPITAL STOCK	37
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	40
SELLING SECURITYHOLDERS	46
PLAN OF DISTRIBUTION	49
LEGAL MATTERS	51
EXPERTS	51

        All references in this prospectus to "Zenith," "we," "us" or "our," or similar terms, refer to Zenith National Insurance Corp., together with its consolidated subsidiaries, except as used in the "Description of the Notes" section of this prospectus or otherwise where the context makes clear that the reference is only to Zenith National Insurance Corp.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC. 20549, and the SEC's regional office located at 233 Broadway, New York, NY 10279 or 500 West Madison Street, Suite 1400, Chicago, IL 60600 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. In addition, these filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. These filings also are available on our corporate website, www.thezenith.com. Information contained on our website is not part of this prospectus.

        We are "incorporating by reference" specified documents that we file with the SEC, which means that:

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  incorporated documents are considered part of this prospectus;

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  we are disclosing important information to you by referring you to those documents; and

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  information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and

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prior to termination of the offering of the securities hereunder (other than current reports furnished under Item 9 or Item 12 of Form 8-K):

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  our annual report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2002;

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  our quarterly report on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

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  our current reports on Form 8-K, filed January 21, 2003; February 6, 2003; February 7, 2003; February 14, 2003; March 17, 2003; March 18, 2003; March 25, 2003; May 20, 2003; June 16, 2003; June 30, 2003; September 4, 2003; November 12, 2003; December 10, 2003; December 16, 2003 and February 12, 2004.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Zenith National Insurance Corp.
        21255 Califa Street
        Woodland Hills, California 91367
        (818) 713-1000
        Attention: Chief Financial Officer

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain statements concerning our future results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended, but are not the exclusive means, to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results, depending on a variety of factors. These risks and uncertainties include, but are not limited to, those listed in this prospectus under the heading "Risk Factors."

        You should not place undue reliance on any such forward-looking statements. We do not intend to update forward-looking information or to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of this prospectus or incorporated by reference in this prospectus. It may not contain all the information that is important to you. You should read this entire prospectus carefully, including the "Risk Factors" section, our consolidated financial statements and accompanying notes, the other financial information contained herein or incorporated by reference herein, before deciding to invest in the notes or our common stock offered hereby.

Zenith National Insurance Corp.

        Zenith National Insurance Corp., a Delaware corporation incorporated in 1971, is a holding company engaged through its wholly owned insurance subsidiaries, Zenith Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company, in the property-casualty insurance business.

        Zenith is in the business of managing insurance risk and investment risk. Our main business activity is workers' compensation insurance, supplemented by a smaller assumed reinsurance operation.

        Workers' compensation insurance provides coverage for the statutorily prescribed benefits that employers are required to provide to their employees injured in the course of employment. Zenith's workers' compensation policies are issued to employers, who also pay the premiums. The policies provide payments to covered, injured employees of the policyholder for, among other things, temporary or permanent disability benefits, death benefits, and medical and hospital expenses.

        During 2003, Zenith wrote workers' compensation insurance in 45 states. Zenith's long-term strategy in the national workers' compensation industry is to write policies that deliver quality services based on adequate rates. During periods of intense competition or other adverse industry conditions, our premium revenue is reduced as employers buy elsewhere. Our value proposition is that our services, over the long run, provide employers the opportunity to reduce their experience modification factor and their long-term, net workers' compensation costs. Our loss prevention services focus on work place safety, accident and illness prevention and safety awareness training. Claims management services include return to work programs, case management by nurses for serious injuries and management of medical provider services and billings. Investigation and legal services help policyholders to prevent fraud and assist them to favorably resolve litigated claims. Our premium auditors provide appropriate payroll classifications to assure equitable premium billing.

        We also conduct a smaller assumed reinsurance operation. Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurers' assumption of a portion of the risk. Our reinsurance operation participates in assumed reinsurance transactions in which, typically, the reinsurance coverage being purchased by the ceding company is shared among a number of assuming companies. We currently focus primarily on assumed reinsurance of worldwide property losses from catastrophes and large property risks. In addition to property reinsurance, we have, historically, written reinsurance for liability insurance, such as general business liability coverage, directors' and officers' liability and excess or umbrella coverage.

        Depending upon market conditions and other factors, the volume of assumed reinsurance premiums written fluctuates from year to year. By diversifying the geographical spread of risk and limiting the number of contracts that we write, Zenith's assumed reinsurance business is written so as to limit expected losses, after deducting the applicable premium income and income taxes, from any one catastrophe event in a worst-case scenario to a maximum probable loss of approximately 5% of consolidated stockholders' equity (currently about $19.0 million).

        In addition to the above businesses, we maintain a portfolio of investments, principally in fixed maturity securities, funded by the cash flows from our insurance operations and capital. Investment income from the portfolio is impacted by current and historical interest rates and the amount of funds generated annually from (or used by) insurance operations.

        Zenith's insurance subsidiaries have been assigned a financial strength rating of A- (Excellent) by A.M. Best Company ("A.M. Best"); Baa1 (Adequate) by Moody's Investors Service ("Moody's"); BBB+ (Good) by Standard & Poor's ("S&P"); and A- (Strong) by Fitch Ratings ("Fitch"). These A.M. Best, Moody's, S&P and Fitch ratings are based upon factors of concern to policyholders and insurance agents and are not intended for the protection of investors or as a recommendation to buy, sell or hold any of our securities.

        At December 31, 2003, Zenith had approximately 1,400 full-time employees. Our principal executive offices are located at 21255 Califa Street, Woodland Hills, California 91367-5021, telephone (818) 713-1000.

The Offering

Issuer	Zenith National Insurance Corp.
Notes Offered	$125,000,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2023.
Maturity Date	March 30, 2023.
Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes rank senior to all of our subordinated indebtedness. At December 31, 2003, we had no other outstanding senior indebtedness. The notes are not guaranteed by any of our subsidiaries and, accordingly, are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including insurance policy-related liabilities. As of December 31, 2003, our subsidiaries had no outstanding indebtedness (excluding intercompany indebtedness) and had liabilities (including insurance policy-related liabilities) of $1.4 billion.
Interest
We will pay interest on the notes in cash on March 30 and September 30 of each year, beginning September 30, 2003 at an annual rate of 5.75%. In addition, we may be required to pay contingent interest as set forth below under "Contingent Interest."
Contingent Interest
We will pay contingent interest in cash to the holders of the notes during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning September 30, 2008, if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the note.

The amount of contingent interest payable per note in respect of any six month period will equal 0.375% of the average market price of a note for the five trading-day period referred to above. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights	Each holder may convert its notes at any time prior to stated maturity from and after the date of the following events:
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during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;
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if after the 30th day following the initial issuance of the notes, the notes are rated by S&P below "BB-" (or the equivalent successor rating), or the credit rating assigned to the notes is suspended or withdrawn by S&P, until such time as such credit rating is restored to "BB-" (or the equivalent successor rating) or a higher rating;
• if we have called the notes for redemption; or
• upon the occurrence of specified corporate events described under "Description of the Notes—Conversion Rights."

For each $1,000 principal amount of notes surrendered for conversion, holders initially will receive 40 shares of our common stock. This represents an initial conversion price of $25.00 per share of common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest or contingent interest, if any. Upon conversion, holders will generally not receive any cash payment representing accrued interest or contingent interest, if any. Instead, accrued interest and contingent interest will be deemed paid with the common stock received on conversion. Notes called for redemption may be surrendered for conversion until the close of business two business days prior to the redemption date.
Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.
Sinking Fund	None.
Optional Redemption
We may not redeem the notes prior to March 30, 2008. We may redeem some or all of the notes for cash on or after March 30, 2008, upon at least 30 days but not more than 60 days notice by mail to holders of notes at the redemption prices set forth under "Description of the Notes—Optional Redemption by Us."

Repurchase Right of Holders
Each holder of the notes may require us to repurchase all or a portion of that holder's notes on March 30, 2010, 2013 or 2018, at a purchase price equal to the issue price of the notes plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase. We may choose to pay the purchase price in cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to pay the repurchase price with shares of our common stock or a combination of cash and shares of our common stock, we must notify holders not less than 20 business days prior to the repurchase date. If we elect to pay all or a portion of the repurchase price in shares of our common stock, the shares of our common stock will be valued at 97.5% of the average sale price for the 20 trading days immediately preceding and including the third business day prior to the repurchase date.
Change of Control Put
Upon a change of control of Zenith, each holder may require us, subject to certain conditions, to repurchase all or a portion of its notes. We will pay a purchase price equal to the issue price of such notes, plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. We may choose to pay the repurchase price in cash, shares of our common stock, shares of common stock of the surviving corporation, or a combination of cash and shares of the applicable common stock. If we elect to pay all or a portion of the repurchase price in common stock, the shares of the applicable common stock will be valued at 97.5% of the average sale price of the applicable common stock for the 20 trading days immediately preceding and including the third business day prior to the repurchase date.
Form and denomination
The notes were issued in fully registered form. The notes are represented by one or more global notes, deposited with the trustee as a custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes are shown on, and any transfers are effected only through, records maintained by DTC and its participants.
Use of Proceeds	We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling securityholder.
Trading
We do not intend to list the notes on any national securities exchange. The notes initially sold to qualified institutional buyers are eligible for trading in the PORTAL market. However, the notes resold pursuant this prospectus will no longer be eligible for trading in the PORTAL market. There may not be an active or liquid market for the notes.
New York Stock Exchange Symbol for our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "ZNT."

United States Federal Income Tax Consequences
For United States federal income tax purposes, we treat the notes as debt instruments subject to United States federal income tax contingent payment debt regulations. Under these rules, original issue discount will accrue at a constant rate of 7.64% per year, calculated on a semi-annual bond equivalent basis, throughout the term of the notes from their issue date, and holders are required to include original issue discount in their gross income as it accrues regardless of their method of tax accounting. A holder will not recognize any taxable income, however, upon the actual receipt of cash interest. You should be aware that, even if we do not pay any contingent interest on the notes, you will be required to include interest in gross income for United States federal income tax purposes. You will be required to include amounts in income, as ordinary income, in advance of your receipt of cash or other property attributable to the notes.

Under the contingent payment debt regulations described in the immediately preceding paragraph, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common shares received upon conversion or otherwise, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion or redemption of a note generally will be ordinary interest income. Any loss recognized upon a sale, exchange conversion or redemption will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss. See "United States Federal Income Tax Consequences."
Risk Factors	See "Risk Factors" and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of the notes and our common stock could decline substantially.

Risks Relating to our Business

Our loss reserves are based on estimates and may be inadequate to cover our actual losses.

        If we fail to accurately assess the risks associated with the businesses that we insure or reinsure, our reserves may be inadequate to cover our actual losses and we may fail to establish appropriate premium rates. We establish loss reserves in our financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured and reinsured events that have occurred, including events that have not yet been reported to us. Reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of liability. Accordingly, our reserves may prove to be inadequate to cover our actual losses. Any changes in these estimates are reflected in our results of operations during the period in which the changes are made, with increases in our reserves resulting in a charge to our earnings.

        Our loss reserve estimates are based on estimates of the ultimate cost of individual claims and on actuarial estimation techniques. Several factors contribute to the uncertainty in establishing these estimates. Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under current facts and circumstances. Key assumptions in the estimation process for workers' compensation reserves are the severity trends, including the increasing costs of health care on the medical component of claim costs. If there were unfavorable changes in severity trends, our reserves may need to be increased, as described above. Our reserve estimates for catastrophe losses in the assumed reinsurance business are heavily dependent upon obtaining information timely from ceding companies. Estimates of catastrophe losses can be negatively impacted by lags in reporting from ceding companies. In addition, we are subject to the risk that the ceding company may not have adequately estimated the amount of the reinsured loss.

If we are unable to obtain or collect on ceded reinsurance, our ability to write new policies could be materially adversely affected.

        We buy reinsurance protection in our workers' compensation business to protect us from the impact of large losses over $1.0 million and from the accumulation of losses up to $150.0 million, except that, in 2004, we will retain one third of any losses between $75.0 million and $150.0 million. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. As a result of catastrophic events, such as the events of September 11, 2001, we may incur significantly higher reinsurance costs, more restrictive terms and conditions, and decreased availability. Any decrease in the amount of our reinsurance will increase our risk of loss and could materially adversely affect our business and financial condition.

        In addition, we are subject to credit risk with respect to our reinsurers. Ceded reinsurance does not discharge our direct obligations under the policies we write. We remain liable to our policyholders, even if we are unable to make recoveries to which we believe we are entitled under our reinsurance contracts. Losses may not be recovered from our reinsurers until claims are paid, and, in the case of long-term workers' compensation cases, the creditworthiness of our reinsurers may change before we can recover amounts to which we are entitled.

Catastrophe losses in our assumed reinsurance business will cause fluctuations in our net income.

        We participate in the assumed reinsurance of property catastrophe losses. The loss experience of property catastrophe reinsurers has generally been characterized as low frequency but high severity in nature, and claims from catastrophes could cause substantial volatility in our financial results for any fiscal quarter or year. Accordingly, our net income typically decreases in periods when there are large catastrophe losses and typically increases in the absence of catastrophe losses. These fluctuations could have a material adverse effect on our results of operations and financial condition.

        Various events are classified as catastrophes, including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires as well as man-made events, such as acts of war, acts of terrorism and political instability. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected and the severity of the event. The amount of catastrophe reinsurance we write in any one year is limited to produce an expected estimated maximum loss from a single, worst-case scenario of approximately $19.0 million, net of all applicable premiums and reinstatement premiums and net of tax. However, we participate in several global catastrophe reinsurance treaties, and catastrophe losses could be sizable enough to impact our annual earnings significantly, as they have in recent years.

The risks associated with property and casualty reinsurance underwriting could adversely affect us.

        Because we participate in property and casualty reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium rates, we could face significant losses on these contracts.

Acts of terrorism could negatively impact our business and our financial condition.

        Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could be material.

        Our excess of loss reinsurance provides protection for domestic acts of terrorism (excluding nuclear, biological and chemical attacks for losses in excess of $10.0 million). We have purchased additional reinsurance for foreign acts of terrorism in the amount of $9.0 million in excess of a retention of $1.0 million for 2004. In addition for 2004, we have purchased reinsurance for terrorism, excluding nuclear, biological and chemical attacks, up to losses of $68.0 million in excess of $10.0 million, except that we have retained $10.0 million, or 50%, of any aggregate losses between $20.0 million and $40.0 million. The cost of such terrorism reinsurance for 2004 is approximately $6.0 million including the reinsurance from $1.0 million to $10.0 million. This cost will be offset by approximately $1.7 million of terrorism surcharge premiums.

        In November 2002, the Terrorism Risk Insurance Act of 2002 (the "Act") became effective and is effective for the period from November 26, 2002 until December 31, 2005. The Act may also provide us with reinsurance protection under certain circumstances and subject to certain limitations. The Secretary of the Treasury must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by Congress. Losses arising from an act of terrorism must exceed $5.0 million to qualify for reimbursement. If an event is certified, the Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company is responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year. For losses in excess of the deductible, the Federal Government will reimburse 90% of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

        The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of December 31, 2003, companies controlled by Fairfax Financial Holdings Limited, a Toronto based financial services holding company ("Fairfax"), owned approximately 41% of our outstanding common stock. Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries in proportion to the voting of all other Zenith National stockholders. In January 2004, we received a final determination from the Treasury Department in which it determined that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") are required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. Including the Fairfax direct earned premiums with ours, our deductible for 2004 is approximately $251 million.

        Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by the Act, the risk of severe losses to Zenith from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. Accordingly, any acts of terrorism could materially adversely affect our business and financial condition.

The insurance business is subject to extensive regulation and legislative changes, which impact the manner in which we operate our business.

        Our insurance business is subject to extensive regulation by the applicable state agencies in the jurisdictions in which we operate, perhaps most significantly by the departments of insurance in California and Texas. These state agencies have broad regulatory powers designed to protect policyholders, not stockholders or other investors. These powers include, among other things, the ability to:

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  influence how we conduct our business;

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  place limitations on our investments and dividends;

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  place limitations on our ability to transact business with our affiliates;

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  set standards of solvency to be met and maintained; and

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  prescribe the form and content of, and to examine, our financial statements.

        In addition, workers' compensation insurance is statutorily provided for in all of the states in which we do business. State laws and regulations provide for the form and content of policy coverage and the rights and benefits that are available to injured workers, their representatives and medical providers. For example, in California, on January 1, 2003, workers' compensation legislation became effective that provides for increases in the benefits payable to injured workers. Also, in California, workers' compensation legislation intended to reduce certain medical costs became effective in September 2003. In Florida, the rates at which we provide coverage are determined by regulation. Legislation and regulation also impact our ability to investigate fraud and other abuses of the workers' compensation system in the states in which we do business. Our relationships with medical providers are also impacted by legislation and regulation, including penalties for failure to make timely payments.

        Federal legislation typically does not directly impact our workers' compensation business, but our business can be indirectly affected by changes in health care and occupational safety and health regulations. In addition, we were impacted by the Terrorism Risk Insurance Act of 2002, as discussed above, and by the Gramm Leach Bliley Act of 2002 related to disclosure of personal information. Moreover, changes in federal tax laws could also impact our business.

        This extensive regulation of our business may affect the cost or demand for our products and may limit our ability to obtain rate increases or to take other actions that we might desire to increase our profitability. In addition, we may be unable to maintain all required approvals or comply fully with the wide variety of applicable laws and regulations, which are continually undergoing revision, or the relevant authority's interpretation of such laws and regulations.

A downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write.

        Rating agencies rate insurance companies based on financial strength as an indication of an ability to pay claims. Our insurance subsidiaries currently have a financial strength rating of A- (Excellent) from A.M. Best, which we believe has the most influence on our business. The financial strength ratings of A.M. Best and other rating agencies are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Insurance financial strength ratings are directed toward the concerns of policyholders and insurance agents and are not intended for the protection of investors or as a recommendation to buy, hold or sell any of our securities, including the securities registered hereby. Our competitive position relative to other companies is determined in part by our financial strength rating. Any reduction in our A.M. Best rating below A-, or a downgrading by one of the other rating agencies, could cause a reduction in the number of policies we write in both our workers' compensation and our assumed reinsurance business and could have a material adverse effect on our results of operations and our financial position.

Intense competition could adversely affect our ability to sell policies at rates we deem adequate.

        In most of the states in which we operate, we face significant competition which, at times, is intense. If we are unable to compete effectively, our business and financial condition could be materially adversely affected. Competition in our businesses is based on many factors, including premiums charged, services provided, financial strength ratings assigned by independent rating agencies, speed of claims payments, reputation, perceived financial strength and general experience. In the workers' compensation area, we compete with regional and national insurance companies and state-sponsored insurance funds, as well as potential insureds that have decided to self-insure. Some of our competitors have greater financial, marketing and management resources than us. Intensive competitive pressure on prices can result from the actions of even a single large competitor, such as the State Compensation Insurance Fund in California. Except in Florida, where rates for workers' compensation insurance are determined by regulation, we use our own rates, based on the work of our actuaries, to determine the price for our workers' compensation policies. Historically, when competition has been intense, the amount of business we are able to write has decreased because we have not reduced our prices to maintain market share or other revenue targets. As a result, our profitability during those times has decreased.

        In the assumed reinsurance business, our premium volume fluctuates as competitive conditions cause fluctuations in prevailing rates for reinsurance. In the reinsurance business, new capital can rapidly enter the market when prevailing prices are perceived to be favorable to reinsurers. The new capital is used to form new companies or increase the capacity of existing companies or other underwriting entities, such as syndicates of Lloyd's of London.

If we are unable to realize our investment objectives, our financial condition may be adversely affected.

        Investment income is an important component of our revenues and net income. The ability to achieve our investment objectives is affected by factors that are beyond our control. For example,

United States participation in hostilities with other countries and large-scale acts of terrorism may adversely affect the economy generally, and our investment income could decrease. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. These and other factors also affect the equities markets, and, consequently, the value of the equity securities we own. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our net income and, as a result, on our stockholders' equity and our policyholders' surplus.

        Interest rates have declined steadily in the past several years. The outlook for our investment income is dependent on the future direction of interest rates and the amount of cash flows from operations that are available for investment. The fair values of fixed maturity investments that are "available-for-sale" fluctuate with changes in interest rates and cause fluctuations in our stockholders' equity.

        We invest a small portion of our portfolio in below investment-grade securities. The risk of default by borrowers that issue below investment-grade securities is significantly greater than other borrowers because these borrowers are often highly leveraged and more sensitive to adverse economic conditions, including a recession. In addition, these securities are generally unsecured and often subordinated to other debt. The risk that we may not be able to recover our investments in below investment-grade securities is higher than with investment-grade securities.

Our geographic concentration ties our performance to the business, economic and regulatory conditions in California and Florida.

        Our business is concentrated in California (64% of 2003 workers' compensation earned premiums) and in Florida (18% of 2003 workers' compensation earned premiums). Accordingly, unfavorable business, economic or regulatory conditions in those states could negatively impact our business. For example, regulatory changes in California in the early 1990s created intense price competition in our workers' compensation business from about 1995 to 1999, during which time our overall profitability experienced significant declines as a result. In addition, California and Florida are states that are exposed to severe natural perils, such as earthquakes and hurricanes, along with the possibility of terrorist acts. Accordingly, we could suffer losses as a result of catastrophic events in those states. Because our business is concentrated in this manner, we may be exposed to economic and regulatory risks or risks from natural perils that are greater than the risk associated with greater geographic diversification.

We rely on independent insurance agents and brokers.

        The failure or inability of independent insurance agencies and brokers to market our insurance programs successfully could have a material adverse effect on our business, financial condition and results of operations. The business in our workers' compensation operations is produced by approximately 1,600 licensed insurance agents and brokers. Our assumed reinsurance premiums are generated nationally by brokers and reinsurance intermediaries. Agencies and brokers are not obligated to promote our insurance programs and may sell competitors' insurance programs. As a result, our business depends in part on the marketing efforts of these agencies and brokers and on our ability to offer insurance programs and services that meet the requirements of the clients and customers of these agencies and brokers.

Assessments and other surcharges for guaranty funds and second injury funds and other mandatory pooling arrangements may reduce our profitability.

        Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to continue in the future as a result of insolvencies. Many states also have laws that established second injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in some states, insurance companies are required to participate in mandatory workers' compensation shared market mechanisms or pooling arrangements, which provide workers' compensation insurance coverage from private insurers. The effect of these assessments and mandatory shared market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

The effects of the increasing amount of litigation against insurers on our business are uncertain.

        Like other members of the insurance industry, we are the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices.

Risks Related to the Securities

Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends.

        Zenith National is a holding company which transacts substantially all of its business through its subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet our obligations on our outstanding debt, including the notes, and to pay expenses and dividends, depends, in the long run, upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends to us. Payments of dividends by our insurance company subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future. As a result, at times, we may not be able to receive dividends from these subsidiaries and we may not receive dividends in amounts necessary to meet our debt obligations or to pay dividends on our capital stock. In addition, the payment of dividends by us is within the discretion of our board of directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our board of directors considers relevant.

The notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

        None of our subsidiaries has guaranteed our obligations under, or has any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors. At December 31, 2003, our subsidiaries had approximately $1.4 billion of outstanding liabilities and had assets constituting 97% of our consolidated assets.

        In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. At December 31, 2003, we had no secured debt outstanding.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

        The price of shares of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

        The price of shares of our common stock can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  quarterly variations in our operating results;

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  operating results that vary from the expectations of management, securities analysts and investors;

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  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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  developments generally affecting the insurance industry;

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  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

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  announcements by third parties of significant claims or proceedings against us;

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  our dividend policy;

  •
  the relatively low trading volume of our common stock;

  •
  future sales of our equity or equity-linked securities; and

  •
  general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

An active trading market for the notes may not develop.

        The notes are a new issue of securities. Although the notes initially sold to qualified institutional buyers are eligible for trading in the PORTAL market, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to list the notes on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the notes will develop or that holders will be able to sell their notes at prices they desire.

        Moreover, even if holders are able to sell their notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions, which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the dates specified herein or upon the occurrence of a change of control.

        Holders of the notes have the right to require us to repurchase the notes on specified dates or upon the occurrence of a change of control prior to maturity as described under the heading "Description of the Notes—Repurchase of Notes at the Option of Holders". We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. We have the ability under the terms of the notes to pay the repurchase price in shares of our common stock, regardless of whether we have cash available.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

        The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Fairfax has granted a voting proxy with respect to the shares of our common stock owned by companies controlled by it, which may impede attempts to replace or remove our board or management.

        As of December 31, 2003, companies controlled by Fairfax owned approximately 41% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. The proxy provides that the trustee must vote all such shares in proportion to the voting of all other Zenith stockholders, except in the event of a proxy contest that is not supported by management and that occurs prior to the earlier of December 31, 2006 and the date on which Stanley R. Zax is no longer our full-time Chairman and President. If such a hostile proxy contest were to occur, the shares must be voted as recommended by management. This arrangement could prevent or delay a change in our board of directors or management, and could cause the value of our securities to decline.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new share offerings.

        Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline or make it more difficult for us to sell equity and equity-linked securities in the future at a time and a price that we consider appropriate. Each of Fairfax and Odyssey Reinsurance Corporation, an affiliate of Fairfax, have certain registration rights with respect to the shares of our common stock owned by them and entities controlled by them, which, as of December 31, 2003, represented approximately 41% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies).

State insurance laws may discourage takeover attempts that could be beneficial to us and our stockholders.

        We are subject to state statutes governing insurance holding companies, which generally require that any person or entity desiring to acquire direct or indirect control of any of our insurance company subsidiaries obtain prior regulatory approval. Control would be presumed to exist under most state insurance laws with the acquisition of 10% or more of our outstanding voting securities. Applicable state insurance company laws and regulations could delay or impede a change of control of our company, which could prevent our stockholders from receiving a control premium.

You are urged to consider the United States federal income tax consequences of owning the notes.

        We treat the notes for United States federal income tax purposes as contingent payment debt instruments subject to United States federal income tax rules applicable to contingent payment debt instruments. Under that treatment, holders are required to include amounts in income, as ordinary income, in advance of receipt of cash or other property attributable to the notes. You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a note generally will be treated as ordinary interest income and any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading "United States Federal Income Tax Consequences."

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Nine Months Ended
	2002	2001	2000	1999	1998	2003	2002
Ratio of earnings to fixed charges	—	—	—	5.26x	2.81x	7.53x	3.80x

        For purposes of calculating the ratio, earnings consist of income from continuing operations (excluding equity in investee earnings or losses) before provision for income taxes and before fixed charges (except capitalized interest in discounted operations). Fixed charges include interest expense, interest expense capitalized in discontinued operations and approximately 30% of rental expense, which is what we believe to be a reasonable approximation of the interest portion of rental expense. In 2002, 2001 and 2000, our earnings were insufficient to cover our fixed charges by $4.6 million, $46.5 million and $84.6 million, respectively.

USE OF PROCEEDS

        We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "ZNT." The following table sets forth the high and low sale prices for the indicated periods as reported on the New York Stock Exchange and the quarterly cash dividends paid per share of our common stock during the periods indicated.

	High	Low	Common Dividends Paid
2002
First Quarter	$31.25	$27.36	$0.25
Second Quarter	32.25	28.90	0.25
Third Quarter	31.81	23.35	0.25
Fourth Quarter	29.45	22.00	0.25
2003
First Quarter	$24.22	$19.15	$0.25
Second Quarter	30.23	21.30	0.25
Third Quarter	29.65	26.00	0.25
Fourth Quarter	32.85	27.81	0.25
2004
First Quarter (through February 27, 2004)	$40.40	$32.07	$0.25	(1)

(1)
On February 11, 2004, our board of directors declared a regular quarterly cash dividend of $0.28 per share, payable May 14, 2004 to stockholders of record at the close of business on April 30, 2004.

        The closing price of our common stock on February 27, 2004, as reported on the New York Stock Exchange, was $40.06 per share.

        Dividends are paid as and when declared by our board of directors from funds legally available therefor. Our ability to pay dividends is dependent upon, among other things, the availability of dividends from our subsidiaries, which may be subject to contractual restrictions. Our insurance company subsidiaries are also restricted by law as to the amount of dividends they may pay us without approval of regulatory authorities. See "Risk Factors—Risks Related to the Securities—Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends."

DESCRIPTION OF THE NOTES

        We have summarized provisions of the notes below. It is important for you to consider the information contained and incorporated by reference in this prospectus before making your decision to invest in the notes.

        The notes were issued by us under an indenture, dated as of March 21, 2003, between us and Wells Fargo Bank Minnesota, N.A. (now Wells Fargo Bank, National Association), as trustee ("Wells Fargo Bank"). The notes mature on March 30, 2023. Wells Fargo Bank, also currently acts as paying agent, conversion agent, transfer agent, and bid solicitation agent for the notes.

        The following description is only a summary of the material provisions of the notes. We urge you to read the indenture in its entirety because it, and not this description, defines the rights of holders of the notes. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        When we refer to "Zenith," "we," "our," or "us" in this section, we refer only to Zenith National Insurance Corp., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

        The notes registered hereby:

  •
  bear interest at a per annum rate of 5.75%, payable semi-annually on each September 30 and March 30, beginning September 30, 2003;

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  accrue contingent cash interest, which may be payable as set forth below under "—Contingent Interest;"

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  were issued only in denominations of $1,000 principal amount and integral multiples thereof;

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  are senior unsecured obligations of Zenith and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness; as indebtedness of Zenith, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

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  are convertible into our shares of common stock initially at a conversion rate of 40 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $25.00 per share), subject to our ability to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case under the conditions and subject to such adjustments as are described under "—Conversion Rights;"

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  are redeemable by us for cash, at our option in whole or in part, beginning on March 30, 2008 at the redemption prices set forth below under "—Optional Redemption by Us;"

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  are subject to repurchase by us at the option of the holders on March 30, 2010, March 30, 2013 and March 30, 2018, or upon a change of control of Zenith, upon the terms and at the repurchase prices set forth below under "—Repurchase of Notes at the Option of Holders—Optional Put;" and

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  are due on March 30, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

        The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of Zenith, except to the extent described under "—Repurchase of Notes at the Option of Holders—Change of Control Put" below.

        No sinking fund is provided for the notes, and the notes are not subject to defeasance. The notes were issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may present definitive notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee currently located at 45 Broadway, 12th Floor, MAC N2666-120, New York, New York 10006. For information regarding conversion, registration of transfer and exchange of global notes, see "—Book-Entry Delivery and Settlement." No service charge is required for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Interest

        The notes bear interest at a rate of 5.75% per annum from March 21, 2003. We also will pay contingent interest on the notes in the circumstances described under "—Contingent Interest." We will pay interest semi-annually on March 30 and September 30 of each year beginning September 30, 2003, to the holders of record at the close of business on the preceding March 15 and September 15, respectively. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued interest on any notes that are converted into shares of our common stock. See "—Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for the payment of interest on notes of any holder, and such holder chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

  •
  We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

        Except as provided below, we will pay interest on:

  •
  the global note to DTC in immediately available funds; and

  •
  any definitive notes by check mailed to the holders of those notes.

        At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth above.

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

  General

        Holders may convert any outstanding notes into shares of our common stock, subject to the conditions described below, initially at a conversion rate of 40 shares per $1,000 principal amount of the notes (equal to an initial conversion price of $25.00 per share). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may surrender notes for conversion into shares of our common stock prior to the stated maturity in the following circumstances:

  •
  during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

  •
  if after the 30th day following the date that notes were first issued, the notes are rated by Standard & Poor's Rating Services ("S&P") below "BB-" (or an equivalent successor rating), or the credit rating assigned to the notes is suspended or withdrawn by S&P, until such time as such credit rating is restored to "BB-" (or the equivalent successor rating) or a higher rating;

  •
  if we have called the notes for redemption; or

  •
  upon the occurrence of the specified corporate transactions discussed below.

        As used herein, the "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of Zenith will make a good faith determination of the sale price. The "conversion price" of a note as of any day will equal $1,000, the issue price of the note, divided by the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes on that day. If a holder exercises its right to require us to repurchase its notes as described under "—Repurchase of Notes at the Option of Holders," such holder may convert its notes into shares of our common stock only if it withdraws its repurchase or change of control repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the repurchase date.

  Conversion Upon Satisfaction of Market Price Conditions

        A holder may surrender any of its notes for conversion into shares of our common stock during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

  Conversion Upon Credit Rating Event

        A holder may surrender any of its notes for conversion if after the 30th day following the date that notes were first issued, the notes are rated by S&P below "BB-" (or an equivalent successor rating), or the credit rating assigned to the notes is suspended or withdrawn by S&P. The notes will cease to be convertible pursuant to this paragraph during any periods in which the credit ratings are restored to "BB-" (or the equivalent successor rating) or a higher rating.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice or a change of control repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        In the event that:

  •
  we distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the average sale price of the common stock for the 10 trading days preceding the declaration date for such distribution;

  •
  we elect to distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of the common stock on the business day preceding the declaration date for the distribution; or

  •
  a change of control as described under "—Repurchase of Notes at the Option of Holders-Change of Control Put" occurs but holders of notes do not have the right to require us to repurchase their notes as a result of such change of control because either (1) the sale price of our common stock for a specified period prior to such change of control exceeds a specified level or (2) the consideration received in such change of control consists of freely tradeable stock and the notes become convertible into that stock (each as more fully described under "—Repurchase of Notes at the Option of Holders—Change of Control Put"); then at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be, we must notify the holders of the notes in writing of the occurrence of such event. Once we have given that notice, holders may surrender their notes for conversion at any time (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution or (2) within 30 days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the conversion price or the ability of a holder of notes to convert would be made if the holder will otherwise participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its notes as described under "—Repurchase of Notes at the Option of Holders—Change of Control Put."

  Payment Upon Conversion

        Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock as described below.

        Conversion On or Prior to the Final Notice Date.    In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to the redemption date, if any, or maturity (the "final notice date"), and we choose to satisfy all or any portion of our obligation upon conversion (the "conversion obligation") in cash, we will notify the holder electing to convert through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of the holder's notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares of common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period ("conversion retraction period"); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final trading day of the 20 trading-day period beginning on the first trading day after the final day of the conversion retraction period (the "cash settlement averaging period"). Settlement amounts will be computed as follows:

  •
  If we elect to satisfy the entire conversion obligation in shares of common stock, we will deliver to the electing holder a number of shares of common stock equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate.

  •
  If we elect to satisfy the entire conversion obligation in cash, we will deliver to the electing holder cash in an amount equal to the product of: a number equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate, and the average sale price of our shares of common stock during the cash settlement averaging period.

  •
  If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to the holder such cash amount ("cash amount") and a number of shares equal to (1) the number of shares of common stock calculated as set forth in the first bullet of this paragraph minus (2) the number of shares equal to the sum, for each day of the cash settlement averaging period, of (a) the pro-rated portion of the cash amount for such day divided by (b) the sale price of our common stock on such day.

        If a holder exercises its right to require us to repurchase its notes as described under "—Repurchase of Notes at the Option of Holders," such holder may convert its notes as provided above only if it withdraws its repurchase or change of control repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

        Conversion After the Final Notice Date.    In the event that we receive your notice of conversion after the final notice date, and we choose to satisfy all or any portion of the conversion obligation in cash, we will notify the holder electing to convert through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "Conversion On or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the 20 trading-day period beginning on the first trading day after the maturity date or redemption date as the case may be. Settlement will occur on the business day following the final day of such cash settlement averaging period.

  Conversion Procedures

        By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or, except as described below, any contingent interest.

        If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us an amount equal to the interest that has accrued and that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption after a record date for an interest payment date. If in such case prior to the redemption date the holder chooses to convert its notes, such holder will not be required to pay us at the time it surrenders its notes for conversion the amount of interest on the notes it will receive on the date that has been fixed for redemption.

        Holders of the notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a note also agree that delivery to the holder of the shares of common stock into which the note is convertible, together with any cash payment, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the note for purposes of the regulations governing contingent payment debt instruments. See "United States Federal Income Tax Consequences."

        To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, the holder must:

  •
  complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

  •
  deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest including contingent interest, on the note to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in "—Contingent Interest;" and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described above. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will make any cash payment, including in lieu of any fractional shares, as described above. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

  Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occur:

  (1)
  we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

  (2)
  we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the business day immediately preceding the time of announcement of such issuance;

  (3)
  we subdivide or combine our common stock;

  (4)
  we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

  •
  rights or warrants listed in (2) above;

  •
  dividends or distributions listed in (1) above;

  •
  dividends and distributions in connection with any reclassification, consolidation, merger, exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph; and

  •
  any dividends or distributions paid exclusively in cash;

  (5)
  we make distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined with:

  •
  all other such distributions made exclusively in cash within the preceding 12 months for which no adjustment has been made, plus

  •
  any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our common stock expiring with the preceding 12 months for which no adjustment has been made exceeds 10% of our market capitalization on the record date for that distribution; our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

  (6)
  we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent such purchases involve an aggregate consideration that, together with:

  •
  any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

  •
  the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 10% of our market capitalization on the expiration of the tender offer.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, the holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion price will be made, except in limited circumstances.

        We will not make any adjustment if holders of notes may participate in the transactions described above.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger, binding share exchange or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of notes, the holder will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the notes into our common stock immediately prior to any of these events.

        In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        In the event we elect to make a distribution described in (2) or (4) above, which, in the case of (4) above, has a per share value equal to more than 15% of the sale price of shares of our common stock on the business day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "—Conversion Upon Specified Corporate Transactions," or if the notes are otherwise convertible, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the notes may be surrendered for conversion at any time until the close of business on the business day immediately prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a note to convert will be made if the holder would otherwise participate in the distribution without conversion.

        To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of notes during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning on September 30, 2008 if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the note.

        The amount of contingent cash interest payable per note in respect of any six-month period will equal 0.375% of the average market price of a note for the five trading-day period referred to above.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest."

        The market price of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, which may include any of the initial purchasers, provided that if:

  •
  the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain a bid from the securities dealers, or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the market price of the notes will equal (1) the then-applicable conversion rate of the notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted. The bid solicitation agent shall not be required to determine the market price of the notes unless requested in writing by us.

        The bid solicitation agent will initially be Wells Fargo Bank. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

        Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

Payment at Maturity

        Each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Optional Redemption by Us

        Prior to March 30, 2008, the notes will not be redeemable at our option. Beginning on March 30, 2008, we may redeem the notes for cash at any time as a whole, or from time to time in part, at the following redemption prices (expressed as a percentage of the principal amount of the notes) plus accrued and unpaid interest, including contingent interest, if any, to the redemption date:

During the Twelve Months Commencing	Redemption Price
March 30, 2008	101.6429%
March 30, 2009	100.8214%
and 100% from March 30, 2010 until maturity of the notes.

        We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption are convertible by the holder until the close of business on the second business day prior to the redemption date.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of Holders

  Optional Put

        On each of March 30, 2010, March 30, 2013 and March 30, 2018, a holder may require us to repurchase any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those notes plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date.

        Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, at our option. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale price of our common stock for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

        We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below and whether the purchase price will be paid in cash or shares of our common stock, or a combination with a portion payable in cash or shares of our common stock.

        Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

        The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

  •
  the certificate numbers of the holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money or shares of our common stock sufficient to pay the purchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

        Our ability to repurchase notes for cash may be limited by restrictions on the ability of Zenith to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

  Change of Control Put

        If a change of control, as described below, occurs, each holder will have the right (subject to certain exceptions set forth below) to require us to repurchase all of its notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a purchase price equal to 100% of the principal amount of all notes it requires us to repurchase, plus accrued and unpaid interest, including contingent interest, if any, on those notes to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase any of our other senior debt on a pro rata basis with the notes, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

        Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of the applicable common stock or securities for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

        Within 30 days after the occurrence of a change of control, we are required to give each holder notice of the occurrence of the change of control and of its resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash and the applicable common stock or securities. The repurchase date will be within 30 days after the date on which we give notice of a change of control. To exercise the repurchase right, the holder must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of its exercise of its repurchase right, together with the notes with respect to which the right is being exercised. The holder may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

        Because the sale price of the applicable common stock or securities is determined prior to the applicable repurchase date, holders of notes bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by any of our subsidiaries or any of our employee benefit plans; or

  •
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock as a result of which (1) our common stock ceases (or, upon consummation of or immediately following such transaction or event, will cease) to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (2) less than 20% of the outstanding shares of our common stock remain beneficially owned by persons other than affiliates; or

  •
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Zenith was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  —
  any transaction:

  (i)
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  (ii)
  pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

  —
  any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of our common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

        However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes if:

  •
  the sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first, second or third bullet point above, or

  •
  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the fourth bullet point above,

  equals or exceeds 100% of the conversion price of the notes in effect on each of those five trading days; or

  •
  100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq Stock Market's National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

        For the purposes of the foregoing, "affiliate" shall mean any person beneficially owning shares of our capital stock entitling that person to exercise 10% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors.

        Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

        The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, a holder's ability to require us to repurchase notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

        If the paying agent holds money or shares of our common stock sufficient to pay the purchase price of the notes which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those notes will cease to be outstanding and interest, including contingent interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

        The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

        Our ability to repurchase notes for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the notes for cash may be limited by restrictions on the ability of Zenith to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our other senior debt. Consequently it is possible that we would not have the financial resources, or would not be able to arrange financing, to pay the purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

        The change of control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of our common stock;

  •
  to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

  •
  by management to adopt a series of anti-takeover provisions.

        Instead, the change of control purchase feature is a standard term contained in securities similar to the notes.

Events of Default

        Each of the following constitutes an event of default with respect to the notes:

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  default in the payment of any principal amount (or premium, if any), redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

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  default in payment of any interest (including contingent interest, if any) under the notes, which default continues for 30 days;

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  default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the Trustee or the holder of such note;

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  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

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  default in the payment of principal when due or resulting in acceleration of other indebtedness of ours or any significant subsidiary of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million, and such acceleration has not been rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes;

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  certain events of bankruptcy, insolvency or reorganization affecting us or any or our significant subsidiaries.

        "Significant subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest (including contingent interest) on the notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes then outstanding together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

        The indenture provides that, if any event occurs which is, or after notice or lapse of time or both would become, an event of default with respect to the notes, the trustee will transmit, within 90 days of the occurrence of a default known to the trustee, notice of such default to the holders of the notes unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or any premium on or interest on (including contingent interest, if any) a note, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the notes; and provided, further, that in the case of any default of the character described in the fourth bullet above of the first paragraph of this section, no such notice to holders will be given until at least 30 days after the default occurs.

        If an event of default occurs and is continuing with respect to the notes, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the notes by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

        Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest, including, contingent interest, if any.

Mergers and Sales of Assets

        The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our assets as an entity to another person as an entirety unless:

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  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

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  after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

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  other conditions described in the indenture are met.

        Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of Zenith, permitting each holder to require us to purchase the notes of such holder as described above.

Modification and Waiver

        We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each note affected thereby:

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  change the stated maturity of the principal of, or any premium due on, or any installment of interest, including contingent interest, if any, on or with respect to the notes;

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  reduce the principal amount, premium amount, redemption price or purchase price (including the change of control purchase price and the price payable upon exercise by a holder of its option to require us to repurchase such holder's notes) of, or the rate of interest, including contingent interest, if any, on, any note;

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  adversely affect the right of holders to convert or require us to repurchase any of the notes;

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  alter the manner of calculation or rate of accrual of contingent interest on any note;

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  impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any note, including any payment on or after the stated maturity of the notes, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

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  modify the optional redemption provisions in a manner that adversely affects the holders;

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  change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the notes is payable;

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  reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults; or

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  modify any of the above provisions.

        We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

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  provide for our successor pursuant to a consolidation, merger or sale of assets;

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  add to our covenants for the benefit of the holders of all or any of the notes or to surrender any right or power conferred upon us by the indenture;

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  provide for a successor trustee with respect to the notes;

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  cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the notes;

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  add any additional events of default with respect to all or any of the notes;

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  secure the notes;

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  reduce the conversion price, provided that the reduction is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the notes;

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  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect;

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  make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect; or

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  add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or interest on or with respect to the notes or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each note affected thereby.

Calculations in Respect of Notes

        We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of the notes and our common stock, and amounts of contingent interest payments, if any, on the notes, and the projected payment schedule. See "United States Federal Income Tax Consequences." We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Ranking

        The notes will be senior unsecured obligations of Zenith and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The notes will rank senior to any of our subordinated indebtedness.

        We are a holding company and will primarily depend on the receipt of dividends from our insurance company subsidiaries to meet our obligations under the notes and our other outstanding obligations, including debt obligations. See "Risk Factors—Risks Related to the Securities—Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends". Because the creditors of our subsidiaries, including our insurance company subsidiaries' policyholders, generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our notes will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets is necessarily subject to the claims of the subsidiaries' creditors, including their policyholders.

Notices

        We will mail notices and communications to the holder's address shown on the register of the notes.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

        Wells Fargo Bank is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking and other services for us for which they receive customary fees. The trustee is also the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.

Book-Entry Delivery and Settlement

        We originally issued the notes in the form of permanent global notes in definitive, fully registered, book-entry form. The global notes were deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

        DTC has advised us as follows:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

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  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

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  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

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  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

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  Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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  The rules applicable to DTC and its participants are on file with the SEC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. None of Zenith, the initial purchasers nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

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  Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

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  Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by global notes to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by global notes to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in global notes must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global notes.

        Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

        Neither Zenith nor the trustee has any responsibility or liability for (1) any aspect of the records relating to or payments made on account of notes by DTC, (2) maintaining, supervising or reviewing any records of DTC relating to the notes, or (3) any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global notes owning through such participants.

        Payments on the notes represented by the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

        In the registration rights agreement, we agreed to use our reasonable best efforts to keep the registration statement effective until the earlier of (1) March 21, 2005; (2) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise; (3) the sale pursuant to this shelf registration statement of all securities registered hereunder; or (4) the date when all of the notes and the common stock issuable upon conversion of the notes are no longer outstanding.

        We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if this registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registrations rights agreement for a description of these liquidated damages.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and agreements with our stockholders as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and such other agreements, copies of which are available as set forth under the caption entitled "Where You Can Find More Information."

General

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2003, we had 18,910,499 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. In addition, at such time there were 7,017,870 shares of our common stock in treasury and approximately 1,922,525 shares of our common stock reserved for issuance upon exercise or conversion of outstanding options. These numbers do not include shares issuable upon conversion of the notes. All of our outstanding shares are fully paid and nonassessable and all shares issuable upon conversion or repurchase of the notes will be fully paid and nonassessable upon issuance.

Common Stock

        Voting.    Each share of our common stock entitles the record holder thereof to one vote on all matters. With respect to the election of our directors only, however, every stockholder may cumulate his votes with respect to candidates whose names have been placed in nomination prior to the vote if, but only if, any stockholder has given notice at the annual meeting prior to voting of his intention to cumulate his votes. In the event there is cumulative voting for directors, each stockholder will be entitled to give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder' shares are entitled, or to distribute his votes on the same principle among as many candidates as the stockholder deems appropriate.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock. Because we are a holding company, holders of our common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of our subsidiaries' creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we are creditors of, and may have recognized claims against, such subsidiaries.

        Conversion, Redemption and Preemptive Rights.    Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

        Stock Exchange Listing.    Our common stock is listed on the New York Stock Exchange under the symbol "ZNT."

Preferred Stock

        Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock in one or more series without further stockholder approval. The board has discretion to determine the number and the rights, preferences, privileges and restrictions of each series, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Delaware Law

        Zenith is incorporated under the Delaware General Corporation Law (the "DGCL"). Under the DGCL and our certificate of incorporation, the affirmative vote of a majority of the shares entitled to vote is required to amend our certificate of incorporation. This vote would be in addition to any separate vote to which a future class of our preferred stock may be entitled. Our bylaws may be amended or repealed by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereon or by the affirmative vote of a majority of our board of directors.

        We have elected not to be subject to Section 203 of the DGCL, which, in general, prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder, subject to certain conditions and exceptions. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

Limitation on Liability of Directors and Indemnification

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We also maintain directors' and officers' liability insurance.

        As permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

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  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

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  the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

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  any breach of his or her duty of loyalty to us or our stockholders; or

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  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Insurance Laws and Regulations

        Although our certificate of incorporation and bylaws do not contain any provisions restricting ownership of our capital stock, as a result of the application of various state insurance laws, any person seeking to acquire control of us may be deterred. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled apply to any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. Under most state insurance laws, an acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

Significant Stockholder

        In connection with its acquisition of shares of our common stock in October 1999, our largest stockholder, Fairfax, which together with its affiliates holds approximately 41% of our common stock (not including shares issuable upon conversion of notes held by such companies), entered into a standstill agreement with us that provides, in general, that neither Fairfax nor any of its affiliates will, without the prior written consent of our board of directors, acquire any of our securities or otherwise seek to acquire control of us. The agreement is in effect until the earlier of December 31, 2006 and the date on which Stanley R. Zax is no longer our full-time Chairman of the Board and President. We have waived the standstill provision to the extent necessary to enable an affiliate of Fairfax to participate in the March 2003 private offering.

        In addition, Fairfax has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. The proxy provides that, except in the case of a hostile proxy contest occurring while the standstill agreement is in effect, the trustee must vote all such shares in proportion to the voting of all other Zenith stockholders. In the event of a hostile proxy interest, the trustee must vote the shares in the manner recommended by our management. Fairfax also has disclaimed control of Zenith in separate filings with the Departments of Insurance in California, Texas and New York.

        Each of Fairfax and Odyssey Reinsurance Corporation, an affiliate of Fairfax, has certain registration rights with respect to the shares of our common stock owned by them and companies controlled by them.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of United States federal income tax consequences of the purchase, ownership, conversion, or other disposition of the notes by a holder of the notes and common stock received upon a conversion or repurchase of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, conversion, or other disposition of the notes and common stock received upon a conversion or repurchase of the notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of the note that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

U.S. Holders

  Classification of the Notes

        We have received an opinion from our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, that the notes will be characterized as "indebtedness" for United States federal income tax purposes. We intend to take the position that the notes are subject to the Treasury regulations governing contingent payment debt instruments (the "CPDI Regulations"). Pursuant to the terms of the indenture, we and each U.S. Holder of a note agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the CPDI Regulations and to be bound by our application of the CPDI Regulations to the notes, including generally our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule" determined by us as described below.

        No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the "Service") has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. The remainder of this discussion assumes that the notes are subject to the CPDI Regulations. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at a higher or lower rate than the "comparable yield" rate as described below.

  Interest Income

        Pursuant to the CPDI Regulations, which require us to construct a projected payment schedule for the notes, U.S. Holders of the notes are required to accrue interest income on the notes on a constant yield basis regardless of whether such U.S. Holders use the cash or accrual method of tax accounting. The receipt of interest on the notes is subject to the CPDI Regulations. U.S. Holders generally recognize all interest income with respect to the notes on a constant yield basis based on this projected payment schedule (but will not recognize ordinary income upon receipt of cash payments denominated as interest), subject to certain adjustments if actual contingent payments differ from those projected. Such interest income as determined under the projected payment schedule is treated as "original issue discount" for United States federal income tax purposes.

        The projected payment schedule includes each noncontingent payment, an estimate of the amount and timing of each contingent payment on the notes determined as of the issue date, and an estimate for a payment at maturity taking into account the conversion feature. The projected payment schedule must produce the "comparable yield." We intend to take the position that the comparable yield is 7.64%, which is the yield at which we would have, as of the date of issuance of the notes, issued a fixed rate nonconvertible debt instrument with terms and conditions similar to those of the notes. The specific yield, however, is not entirely clear. If the comparable yield were successfully challenged by the Service, the redetermined yield could be materially greater or less than the comparable yield provided by us. Because the yield to maturity of the notes, for United States federal income tax purposes, is determined by assuming that the projected payments will be made on specific dates, U.S. Holders of notes may be required to include amounts in income prior to the receipt of cash payments attributable to such income. The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

        The amount of interest that accrues during each accrual period is the product of the "comparable yield" and the note's "adjusted issue price" at the beginning of each accrual period. The "adjusted issue price" of a note is equal to its "issue price" as described below, increased by interest previously accrued on the note determined under the assumption that payment on the notes will be made in accordance with the projected payment schedule, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note. A note's "issue price" is the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. To the extent that a payment made in respect of the notes is consistent with the projected payment schedule, the receipt of any such payment will not be subject to United States federal income taxation but rather will first be treated as paid in respect of accrued but unpaid original issue discount and thereafter as a repayment of principal.

        If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI Regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including shares of our common stock) received in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI Regulations equal to the amount of such deficit. The adjustment will (a) first reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes previously included in income during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in clauses (a) and (b) will be carried forward to offset future interest income accruals in respect of the notes or to reduce the amount realized on the sale, exchange, conversion, or retirement of the notes.

        We will provide to U.S. Holders the projected payment schedule for the notes. The payment amounts, timing thereof, and the comparable yield set forth on the projected payment schedule are for United States federal income tax purposes only and the amount of contingent interest paid by us in cash, or the value of our common stock paid upon a conversion, could differ materially from the amount of contingent interest reflected on the projected payment schedule. The Service, however, may not respect the projected payment schedule including the comparable yield set forth therein if it determines such schedule or yield to be unreasonable, in which case a U.S. Holder could be required for any particular taxable year to include a greater or lesser amount of interest in income. A U.S. Holder may obtain the projected payment schedule by submitting a written request for such information to us at: Zenith National Insurance Corp., Chief Financial Officer, 21255 Califa Street, Woodland Hills, CA 91367-5021.

        Each U.S. Holder is urged to consult their tax advisor with respect to the application of the CPDI Regulations described above to the notes.

  Liquidated Damages

        We intend to report, for United States federal income tax reporting purposes, that the payment of liquidated damages described above under "Description of Notes—Registration Rights" is taxable as ordinary income in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes. In the alternative, the payment of liquidated damages may be subject to tax, for United States federal income tax purposes, as ordinary interest income to the extent that such payment creates or increases a "net positive adjustment" under the CPDI Regulations as described above.

  Sale, Exchange, Conversion, or Redemption

        Generally, the sale or exchange of a note, or the redemption of or repurchase a note for cash or shares of our common stock, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of shares of our common stock received, reduced by any negative adjustment carryforward as described above and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note on any date will generally be equal to the holders original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the amount paid).

        Gain recognized upon a sale, exchange, conversion, or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, or redemption of a note will be treated as an ordinary loss to the extent of original issue discount previously included in income, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The claim of a deduction in respect of a capital loss is subject to certain limitations.

        A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder's holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

  Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not.

  Dividends on Common Stock

        If we make cash distributions on our common stock, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the taxable year of distribution, then as tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

  Disposition of Common Stock

        Upon the disposition of our common stock received on conversion or repurchase of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such note is more than one year. The claim of a deduction in respect of a capital loss is subject to certain limitations.

  Information Reporting and Backup Withholding

        Information returns will be filed with the Service and provided to U.S. Holders in connection with the accrual of original issue discount and payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder may be subject to United States backup withholding on these payments at the rates specified in the Code if it fails to provide an accurate taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder's United States federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the Service.

Non-U.S. Holders

  Notes

        All payments on the notes (except in the case of the payment of liquidated damages as described below) made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion or repurchase, and any gain realized on a sale or exchange of the notes, will be exempt from United States income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest, (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below, (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the New York Stock Exchange). If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see "U.S. Holders—Constructive Dividends" above), however, the Non-U.S. Holder generally would be subject to United States withholding tax at a 30% rate on the taxable amount of such dividend subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        The statement requirement referred to in the preceding paragraph generally will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

        We intend to treat payments of liquidated damages made to Non-U.S. Holders as subject to United States federal withholding tax at a rate of 30%, subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that such payments are effectively connected with the conduct of a United States trade or business.

  Common Stock

        Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of the note or common stock received upon a conversion or repurchase of the note unless (a) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

  Income Effectively Connected with a United States Trade or Business

        If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion, repurchase, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. Such a Non-U.S. Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Information Reporting and Backup Withholding

        Information returns will be filed annually with the Service and provided to each Non-U.S. Holder with respect to any payments on the notes or our common stock and the proceeds from their sale or other disposition that are subject to withholding or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation. Dividends or interest paid to a Non-U.S. Holder of our common stock or notes generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of the notes or our common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes or our common stock to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a "United States related person"). In the case of the payment of the proceeds from the disposition of the notes or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know otherwise.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the Service.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Dowling and Partners Securities, L.L.C. (the "initial purchasers") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth herein, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

        The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders through February 27, 2004, and the percentages are based on $125.0 million principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $25.00 per share.

        Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes pursuant to this prospectus or in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

        The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

NAME OF SELLING SECURITY HOLDER	Principal Amount at Maturity of Notes Owned		Amount of Notes Offered Hereby		Percentage of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock That May Be Sold Hereunder(1)	Percentage of Common Stock Outstanding(3)
Alexandra Global Master Fund, Ltd.	7,000,000		7,000,000		5.6	280,000	280,000	1.5
Banc of America Securities LLC	2,995,000		2,995,000		2.4	119,800	119,800	0.6
BNP Paribas Equity Strategies, SNC	10,053,000		10,053,000		8.0	404,917	402,120	2.1
BP Amoco PLC Master Trust	280,000		280,000		0.2	11,200	11,200	*
Calamos® Market Neutral Fund—Calamos® Investment Trust	2,000,000		2,000,000		1.6	80,000	80,000	0.4
Chrysler Corporation Master Retirement Trust	835,000	(4)	835,000	(4)	0.7	33,400	33,400	0.2
City of Stamford Police Pension Fund	100,000		100,000		0.1	4,000	4,000	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	8,254,000		8,254,000		6.6	330,160	330,160	1.7
CNH CA Master Account, L.P/	150,000		150,000		0.1	6,000	6,000	*
Delta Air Lines Master Trust—CV	320,000	(5)	320,000	(5)	0.3	12,800	12,800	*
Great American Insurance Co.	500,000		500,000		0.4	20,000	20,000	0.1

Great American Life Insurance Co.	500,000		500,000		0.4	20,000	20,000		0.1
Hotel Union & Hotel Industry of Hawaii Pension Plan	124,000		124,000		*	4,960	4,960		*
Jefferies & Company Inc.	5,000		5,000		*	200	200		*
JP Morgan Securities Inc.	4,000,000		4,000,000		3.2	160,000	160,000		0.8
KBC Financial Products USA Inc.	5,000		5,000		*	200	200		*
Laurel Ridge Capital, LP	750,000		750,000		0.6	30,000	30,000		0.2
Lyxor/Convertible Arbitrage Fund Limited	532,000		532,000		0.4	21,280	21,280		0.1
Microsoft Corporation	435,000	(6)	435,000	(6)	0.4	17,400	17,400		*
Motion Picture Industry Health Plan—Retiree Member Fund	50,000	(7)	50,000	(7)	*	2,000	2,000		*
OCM Convertible Trust	410,000	(8)	410,000	(8)	0.3	16,400	16,400		*
Odyssey America Reinsurance Corporation	30,000,000		30,000,000		24.0	2,414,200	1,200,000		6.0
Putnam Convertible Income—Growth Trust	6,000,000		6,000,000		4.8	240,000	240,000		1.3
RBC Alternative Assets, L.P.	200,000		200,000		0.2	8,000	8,000		*
S.A.C. Capital Associates, LLC	1,000,000		1,000,000		0.8	74,200	40,000		0.2
Sage Capital	2,900,000		2,900,000		2.3	116,000	116,000		0.6
Singlehedge U.S. Convertible Arbitrage Fund	1,950,000		1,950,000		1.6	78,000	78,000		0.4
Sphinx Convertible Arb Fund SPC	96,000		96,000		*	3,840	3,840		*
Sturgeon Limited	1,267,000		1,267,000		1.0	50,680	50,680		0.3
Sunrise Partners Limited Partnership	6,000,000	(9)	6,000,000	(9)	4.8	240,000	240,000		1.3
Tewksbury Investment Fund Ltd.	100,000		100,000		0.1	4,000	4,000		*
TQA Master Plus Fund, Ltd.	1,250,000		1,250,000		1.0	50,000	50,000		0.3
Viacom Inc. Pension Plan Master Trust	10,000		10,000		*	400	400		*
XAVEX-Convertible Arbitrage % Fund c/o TQA Investors, LLC	250,000		250,000		0.2	10,000	10,000		*
Zazove Convertible Arbitrage Fund L.P.	2,000,000		2,000,000		1.6	80,000	80,000		0.4
Zazove Hedged Convertible Fund L.P.	1,000,000		1,000,000		0.8	40,000	40,000		0.2
Zurich Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Management Inc.	735,000		735,000		0.6	29,400	29,400		0.2
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	500,000		500,000		0.4	20,000	20,000		0.1
Zurich Institutional Benchmarks Master Fund Ltd. c/o Zazore Associates	1,750,000		1,750,000		1.4	70,000	70,000		0.4
All other holders of notes or future transferees, pledgees, donees, assignees, or successors of any such holders(2)(10)	12,344,000		12,344,000		9.9	493,760	493,760		2.5

Total	$125,000,000	(11)	$125,000,000	(11)	100%	5,607,197	5,000,000	(12)	20.9	%(13)

*
Represents less than 0.1% of the notes or common stock outstanding, as applicable.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 40 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Includes shares of common stock issued upon conversion of the notes. Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(3)
Represents the number of common stock that may be sold hereunder as a percentage of common stock outstanding. Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 18,910,499 common shares outstanding as of December 31, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(4)
Represents aggregate principal amount of notes remaining after sales of notes in an aggregate principal amount of $1,315,000 pursuant to this prospectus.

(5)
Represents aggregate principal amount of notes remaining after sales of notes in an aggregate principal amount of $635,000 pursuant to this prospectus.

(6)
Represents aggregate principal amount of notes remaining after sales of notes in an aggregate principal amount of $870,000 pursuant to this prospectus.

(7)
Represents aggregate principal amount of notes remaining after sales of notes in an aggregate principal amount of $95,000 pursuant to this prospectus.

(8)
Represents aggregate principal amount of notes remaining after sales of notes in an aggregate principal amount of $1,940,000 pursuant to this prospectus.

(9)
Represents aggregate principal amount of notes remaining after sales of notes in an aggregate principal amount of $9,100,000 pursuant to this prospectus.

(10)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(11)
Includes $16,350,000 aggregate principal amount of notes previously sold pursuant to this prospectus.

(12)
Represents the number of shares of common stock into which $125,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(13)
Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of December 31, 2003, plus the 5,000,000 shares of common stock into which the $125,000,000 notes are convertible.

PLAN OF DISTRIBUTION

        The notes and the underlying common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the underlying common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent's commissions, if any.

        The selling securityholders may offer and sell the notes and the common stock into which the notes are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

  •
  in market transactions;

  •
  in privately negotiated transactions;

  •
  through the writing of options;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

  •
  through broker-dealers, which may act as agents or principals;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  in any combination of the above or by any other legally available means.

        In connection with the sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the common stock into which the notes are convertible to close out such short positions, or loan or pledge the notes and the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

        If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes and the common stock into which the notes are convertible through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes and the common stock into which the notes are convertible, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes and the common stock into which the notes are convertible and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and the common stock into which the notes are convertible, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the common stock into which the notes are convertible may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the notes or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock into which the notes are convertible by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock into which the notes are convertible to engage in market-making activities with respect to the particular notes and the common stock into which the notes are convertible being distributed. All of the above may affect the marketability of the notes and the common stock into which the notes are convertible and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock into which the notes are convertible.

        Under the securities laws of certain states, the notes and the common stock into which the notes are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the notes and the common stock into which the notes are convertible may not be sold unless the notes and the common stock into which the notes are convertible have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

        We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

        We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages.

LEGAL MATTERS

        Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes have been passed upon for Zenith by Skadden, Arps, Slate, Meagher & Flom LLP (and affiliated partnerships), Los Angeles, California.

EXPERTS

        The audited financial statements incorporated by reference in this prospectus, except as they relate to Advent Capital (Holdings) PLC, have been audited by PricewaterhouseCoopers LLP, independent auditors, and, insofar as they relate to Advent Capital (Holdings) PLC, by Littlejohn Frazer, independent auditors, whose reports thereon are also incorporated by reference. Such financial statements have been so incorporated by reference in reliance on the reports of such independent auditors given on the authority of such firms as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses payable by the Registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee and the New York Stock Exchange listing fee, are estimated. The New York Stock Exchange subsequent listing fee assumes the notes are converted into 5,000,000 shares of our common stock.

SEC Registration Fee	$10,112.50
Accounting Fees and Expenses	$44,500.00
Legal Fees and Expenses	$100,000.00
Printing Expenses	$130,500.00
NYSE Listing Fees	$20,000.00
Miscellaneous	$6,500.00

Total	$311,612.50

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's certificate of incorporation and by-laws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The Registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies.

Item 16.    Exhibits

Exhibit No.		Description
3.1	*
Certificate of Incorporation of Zenith National Insurance Corp., dated May 28, 1971. (Incorporated herein by reference to Exhibit 3.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.2	*
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 12, 1977. (Incorporated herein by reference to Exhibit 3.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.3	*
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 31, 1979. (Incorporated herein by reference to Exhibit 3.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.4	*
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 6, 1983. (Incorporated herein by reference to Exhibit 3.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.5	*
Certificate of Designation of Zenith National Insurance Corp., dated September 10, 1985. (Incorporated herein by reference to Exhibit 3.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.6	*
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated November 22, 1985. (Incorporated herein by reference to Exhibit 3.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.7	*
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 19, 1987. (Incorporated herein by reference to Exhibit 3.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.8	*
Certificate of Change of Address of Registered Office and of Registered Agent of Zenith National Insurance Corp., dated October 10, 1989. (Incorporated herein by reference to Exhibit 3.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.9	*	By-laws of Zenith National Insurance Corp., as currently in effect. (Incorporated herein by reference to Exhibit 3.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
4.1	*
Indenture, dated March 21, 2003, between Zenith National Insurance Corp. and Wells Fargo Bank Minnesota, N.A., as trustee. (Incorporated herein by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated March 21, 2003.)
4.2	*	Form of 5.75% Convertible Senior Note due 2023 (included in Exhibit 4.1).
4.3	*
Registration Rights Agreement, dated March 21, 2003, between Zenith National Insurance Corp. and the initial purchasers named therein. (Incorporated herein by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K dated March 21, 2003.)
5	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12		Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP, dated March 2, 2004.
23.2		Consent of Littlejohn Frazer, dated March 1, 2004.

23.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
24	*	Powers of Attorney.
25	*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A., trustee under the Indenture.

*
Previously filed

Item 17.    Undertakings

  (A)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (B)
  The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (C)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in "Item 15—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, State of California, on this 2nd day of March 2004.

ZENITH NATIONAL INSURANCE CORP.
By:	/s/ STANLEY R. ZAX Stanley R. Zax Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated, on March 2, 2004.

/s/ STANLEY R. ZAX Stanley R. Zax	Chairman of the Board, President and Director (Principal Executive Officer)
/s/ WILLIAM J. OWEN William J. Owen	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)
* Max M. Kampelman	Director
* Robert J. Miller	Director
* Leon E. Panetta	Director
* Alan I. Rothenberg	Director
* William S. Sessions	Director
* Gerald Tsai, Jr.	Director
* Michael Wm. Zavis	Director
* By:	/s/ STANLEY R. ZAX Stanley R. Zax	Attorney-in-fact

EXHIBIT INDEX

Exhibit No	Description
12	Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP, dated March 2, 2004.
23.2	Consent of Littlejohn Frazer, dated March 1, 2004.

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EXPLANATORY STATEMENT
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX